Exhibit 5.1

February 1, 2021

Cancer Genetics, Inc.

201 Route 17 North, 2nd Floor

Rutherford, NJ 07070

Ladies and Gentlemen:

We have acted as counsel for Cancer Genetics, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) by the Company which registers the resale by the holders thereof of 5,682,765 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), comprised of (i) 2,758,624 shares (the “Shares”) of Common Stock, (ii) up to 2,758,624 shares of Common Stock (the “Common Warrant Shares”) issuable upon the exercise of the common warrants (the “Common Warrants”) and (iii) up to 165,517 shares of Common Stock (the “Placement Agent Warrant Shares” and, together with the Common Warrant Shares, the “Warrant Shares”) issuable upon the exercise of the placement agent warrants (the “Placement Agent Warrants” and, together with the Common Warrants, the “Warrants”) issued on February 1, 2021 to the designees of H.C. Wainwright & Co., LLC (“Wainwright”), which served as the Company’s exclusive placement agent in connection with a private placement closed on February 1, 2021.

In connection with rendering this opinion, we have examined the Certificate of Incorporation and the Bylaws of the Company, the forms of the Warrants and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable and (ii) when issued in accordance with the terms of the respective Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP